CYBER DEFENSE SYSTEMS, INC.

10901 Roosevelt Boulevard

St. Petersburg, FL 33716

July 31, 2007

AJW Partners, LLC
New Millennium Capital Partners II, LLC
AJW Offshore, Ltd.
AJW Qualified Partners, LLC
1044 Northern Boulevard
Suite 302
Roslyn, New York 11576

Re:	Cyber Defense Systems, Inc. (the “Company”) - Agreement to cure deficiencies and defaults

Ladies and Gentlemen:

This letter sets forth the agreement of the parties hereby agree to cure all deficiencies and defaults in all notes issued by the Company to the NIR affiliates thru July 31, 2007. By execution hereof, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that:

▪
The Company shall be entitled to form Airship Leasing Co., LLC. and to transfer the Airships under production and business to Airship Leasing Co. LLC and to receive subsequent funding as provided by Cyber Defense Designees, Ayuda Funding LLC, (“Ayuda”), “Goldleaf Financial Solutions, Inc.” “Goldleaf”, Acorn Capital Group LLC, (“Acorn”), Bibby Financial Services (Southwest), Inc., “Bibby”, Spirit Bank, an Oklahoma banking corporation, (“SpiritBank”), Tracy Kelly, (“Kelly Loan”), et.al.) and Royce Kelly and associates, (“Designees”) and the NIR affiliates agree to execute the attached subordination agreement for short and long term working capital and the initiation of invoice and or Purchase order financing.

▪
Any deficiencies in current notes entered into between Cyber Defense Systems, Inc. and AJW Partners, LLC, New Millennium Capital Partners II, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC are herby cured including any existing defaults and penalties relating to all transactions thru 7-30-2007 by the execution of this agreement. It is herby acknowledged that all of the conditions that created the action of default will continue to exist until Spirit Bank and its associate or designees of Cyber Defense Systems, Inc. put a funding and management plan in place. Until this is completed no additional defaults existing currently will be cause for further notice of same.

▪	All discount on previous notes executed thru July 31, 2007 will be reset at a 58.5% discount to the market except for those Notes that are currently outstanding with a 60% discount.

▪	Investor as well as lending sources will present background information to NIR group for approval on the Airship Leasing project that will not be unreasonably withheld.

The parties shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other parties hereto may reasonably request in order to carry out the intent an accomplish the purposes of this letter agreement, including without limitation the issuance of amended Notes.

Please signify your agreement with the foregoing by signing a copy of this letter where indicated and returning it to the undersigned.

Sincerely,

CYBER DEFENSE SYSTEMS, INC.
/s/ William C. Robinson
William C. Robinson
Chief Executive Officer and President
Managing Partner/Airship Leasing Co., LLC

ACCEPTED AND AGREED:

AJW PARTNERS, LLC.

By: SMS GROUP, LLC

/s/ Corey S. Ribotsky, Manager
Corey S. Ribotsky, Manager

NEW MILLENNIUM CAPITAL PARTNERS II, LLC
By: FIRST STREET MANAGER II, LLC,

/s/ Corey S. Ribotsky, Manager
Corey S. Ribotsky, Manager

AJW OFFSHORE, LTD.
By: FIRST STREET MANAGER II, LLC

/s/ Corey S. Ribotsky, Manager
Corey S. Ribotsky, Manager

AJW QUALIFIED PARTNERS, LLC
By: AJW MANAGER, LLC

/s/ Corey S. Ribotsky, Manager
Corey S. Ribotsky, Manager